Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Janine Rivera (877) 715-7236

MEDTOX Scientific Announces Second Quarter Results

ST. PAUL, Minn., July 12, 2012 — MEDTOX Scientific, Inc. (NASDAQ: MTOX) today announced results for the second quarter ended June 30, 2012.  Highlights from the quarter compared to the prior-year period include:

•	Total revenues increased 11.3% to $30.0 million

•	Gross profit increased 13.9% to $12.6 million

•	Operating income was $1.9 million, compared to $2.2 million, a decrease of 13.3%

•	Merger related expenses in the quarter were approximately $515,000

•	Net income was $1.2 million, compared to $1.4 million, a decrease of 11.7%

•	Earnings per diluted share were $0.14, compared to $0.16 in the prior-year period

In our Laboratory segment, revenues from drugs-of-abuse (DAU) testing in the quarter increased 8.4% to $11.7 million, from $10.8 million in the prior-year period.  Clinical laboratory revenues in the quarter increased 17.7% to $9.6 million, compared to $8.1 million for the prior-year period.  Clinical Trial Services revenues for the quarter decreased to $2.1 million, compared to $2.3 million for the prior-year period.

In the Diagnostic segment, revenues were up 15.5% for the quarter.  The increase is attributable to improved sales in the workplace drugs-of-abuse and government markets with our newly introduced EZ-SCREEN® cup device, and increased sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader.  For the quarter ended June 30, 2012, 59 new readers were put into production, with 816 total readers in production and 95 readers currently being evaluated by prospective clients.  This compares to 55 new readers put into production in the quarter ended March 31, 2012, and 757 total readers in production with 91 being evaluated.

For the six-month period ended June 30, 2012, revenues were $58.6 million, compared to $52.0 million for the prior-year period.  Gross profit was $24.5 million, compared to $20.9 million for the prior-year period.  Operating income was $4.2 million, compared to $3.4 million for the prior-year period.  The Company recorded net income of $2.7 million, compared to $2.2 million for the prior-year period.  Earnings per diluted share were $0.30, compared to $0.24 for the prior-year period.

For the three-month period ended June 30, 2012, overall gross margin improved to 42.1% from 41.2% for the prior-year period; and for the six-month period ended June 30, 2012, overall gross margin improved to 41.8% from 40.2% in the prior-year period.  Cash on hand at quarter-end was $6.8 million and the Company has no short-term or long-term debt.

Merger Update

On June 4, 2012, MEDTOX Scientific, Inc., or MEDTOX, and Laboratory Corporation of America Holdings, or LabCorp, announced a definitive agreement for LabCorp to acquire MEDTOX.  The transaction was unanimously approved by the board of directors of MEDTOX and is subject to customary closing conditions, including regulatory approvals, and the approval of MEDTOX’s stockholders.  MEDTOX will hold a special meeting of stockholders on July 31, 2012, to seek stockholder approval of the proposed merger with LabCorp.  The record date for determining the stockholders entitled to vote at the meeting is June 27, 2012.

Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, have been obtained or any applicable waiting period thereunder has been terminated or has expired.  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of MEDTOX and LabCorp file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act, and the applicable waiting period has expired or been terminated.  Each of the Company and LabCorp filed such a notification and report form on June 14, 2012, and requested early termination of the waiting period.

Subject to the satisfaction of customary closing conditions, including antitrust clearance, the transaction is expected to close during the third quarter of 2012.  The failure to meet the closing conditions or other factors outside of our control could delay the transaction or prevent the companies from completing the merger.

Second quarter 2012 GAAP results include approximately $515,000 of expenses attributable to the planned merger.  These costs are included in selling, general and administrative on the income statement.

For more information on the proposed merger, please visit MEDTOX’s Investors page on its corporate website at www.medtox.com.

Conference Call and Webcast

MEDTOX will not host a conference call and webcast in conjunction with its second quarter results.  To access the second quarter results and other financial information, please visit MEDTOX’s Investors page on its corporate website at www.medtox.com.

Forward Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements, including the expectation that the transaction with LabCorp will close during the third quarter of 2012, constitute forward-looking statements.  These statements are based on current expectations, forecasts and assumptions of MEDTOX that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements.  These risks and uncertainties include, among others, the risk that MEDTOX stockholder or regulatory approval may not be obtained; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of MEDTOX into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in MEDTOX’s and LabCorp’s filings with the SEC, including MEDTOX’s Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings, and LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

Additional Information and Where to Find It

On June 27, 2012, MEDTOX filed with the SEC a definitive proxy statement in connection with the proposed transaction with LabCorp. The definitive proxy statement has been sent or given to MEDTOX stockholders of record.  The definitive proxy statement contains important information about the proposed transaction and related matters.  SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY.  The definitive proxy statement and other relevant materials, and any other documents filed by MEDTOX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, these documents can also be obtained by investors and stockholders free of charge from MEDTOX upon written request to MEDTOX Scientific, Inc., Attention: Investor Relations, 402 West County Road D., St. Paul, MN 55112.

Interests of Participants

MEDTOX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from MEDTOX stockholders in connection with the proposed transaction.  Information about MEDTOX’s directors and executive officers is set forth in its proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed on March 8, 2012.  These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at MEDTOX Scientific, Inc., Attn: Investor Relations, 402 West County Road D, St. Paul, MN  55112, or by going to the Company’s Investors page on its corporate website at www.medtox.com.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction is included in the definitive proxy statement that MEDTOX has filed with the SEC.

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$ 11,709	$ 10,806	$ 22,287	$ 20,446
Clinical & other laboratory services	9,584	8,143	18,769	15,479
Clinical trial services	2,148	2,323	4,522	4,859
Product sales	6,536	5,659	12,979	11,244
	29,977	26,931	58,557	52,028

COST OF REVENUES:
Cost of services	14,843	13,623	28,893	26,575
Cost of sales	2,503	2,222	5,177	4,555
	17,346	15,845	34,070	31,130

GROSS PROFIT	12,631	11,086	24,487	20,898

OPERATING EXPENSES:
Selling, general and administrative	9,993	8,291	18,800	16,276
Research and development	755	622	1,444	1,216
	10,748	8,913	20,244	17,492

INCOME FROM OPERATIONS	1,883	2,173	4,243	3,406

OTHER INCOME (EXPENSE):
Interest expense	-	(18)	-	(42)
Other income	70	57	66	73
	70	39	66	31

INCOME BEFORE INCOME TAX EXPENSE	1,953	2,212	4,309	3,437

INCOME TAX EXPENSE	(713)	(808)	(1,573)	(1,255)

NET INCOME	$ 1,240	$ 1,404	$ 2,736	$ 2,182

BASIC EARNINGS PER COMMON SHARE	$ 0.14	$ 0.16	$ 0.31	$ 0.25

DILUTED EARNINGS PER COMMON SHARE	$ 0.14	$ 0.16	$ 0.30	$ 0.24

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,901,618	8,847,870	8,888,702	8,849,042
Diluted	9,126,327	9,052,714	9,099,698	9,048,185

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$ 6,819	$ 5,269
Accounts receivable, net	20,447	17,209
Inventories	4,774	4,568
Other current assets	3,140	4,480
Total current assets	35,180	31,526

Building, equipment and improvements, net	28,088	28,105

Other assets	17,228	17,223
Total assets	$ 80,496	$ 76,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 11,777	$ 12,725

Long-term obligations	6,384	6,501

Stockholders’ equity	62,335	57,628
Total liabilities and stockholders’ equity	$ 80,496	$ 76,854